Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

ANGION BIOMEDICA CORP.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit	Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c), 457(f)(1)	57,192,230[2]	$0.71	$40,606,483.30[3]	0.0001102	$4,474.84
Total Offering Amounts					$40,606,483.30		$4,474.84
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$4,474.84

1 Pursuant to Rule 416(a) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

2 Based on the maximum number of Common Stock, par value $0.01 per share (Angion Common Stock), of Angion Biomedica Corp. (Angion) estimated to be issued in connection with the Merger described herein (the Merger) between Angion, Arkham Merger Sub Inc. (Merger Sub), and Elicio Therapeutics Inc. (Elicio).

3 Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 57,192,230 Angion Common Stock and (ii) $0.71, the average of the high and low trading prices of the Angion Common Stock on February 9, 2023 (within five business days prior to the date of this registration statement).

The Registrant does not have any carry-forward securities.